Exhibit 10.37

[Home Depot Letterhead]

September 28, 2011

Teresa Roseborough

[REDACTED]

Dear Teresa:

I am pleased to confirm The Home Depot, Inc.’s (the “Company”) offer and your acceptance in the position of Executive Vice President - General Counsel and Corporate Secretary reporting directly to me. Your new annual base salary will be $550,000, payable in equal bi-weekly installments. Your next salary review will be held in April of 2012, with salary reviews held annually thereafter.

Upon your acceptance of this position you will also receive a signing bonus in the amount of $100,000. In the event that you voluntarily terminate your service with the Company within the first two years of taking the role, you will be required to repay the full amount of the signing bonus.

In addition to your base salary, you will be eligible to participate in the Management Incentive Plan (“MIP”) for officers, which provides an annual incentive target of up to 100% of your base salary. MIP will be paid annually based on achievement of the established financial goals. We will guarantee the full MIP target payment for fiscal year 2011, payable in March of 2012. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

The Home Depot has typically awarded an annual equity grant to Officers in March of each year under the 2005 Omnibus Stock Incentive Plan. Currently, equity awards for Officers in March 2012 are expected to consist of Restricted Stock, Stock Options, and Performance Shares. Vesting and performance goals for these awards are established annually for each grant. You will be eligible to receive the same types of equity awards as other Officers in the Company. For March 2012, you will receive a minimum grant value of $1,225,000.

At the next regularly scheduled quarterly meeting of the Leadership Development and Compensation Committee of The Home Depot, Inc. Board of Directors following the effective date of your new role and acceptance of this agreement, you will receive a grant under the 2005 Omnibus Stock Incentive Plan of the greatest number of whole shares of restricted common stock of The Home Depot, Inc. resulting from dividing $1,000,000 by the closing stock price on the grant date, with 50% of the grant vesting each on the first and second anniversaries of the grant. Once these provisions lapse, the shares will be yours, free and clear of restrictions, subject to the applicable provisions of the plan and award document.

In addition to the above grants, you will be eligible to participate in The Home Depot, Inc.’s Employee Stock Purchase Plan. The plan affords you the opportunity to purchase The Home Depot, Inc. common stock at a 15% discount through payroll deductions. See the enclosed brochure for a detailed explanation of the plan.

Teresa Roseborough
September 28, 2011

You will also be eligible to participate in The Home Depot Deferred Compensation Plan for Officers. This plan affords you the opportunity to defer up to 50% of your base salary and 100% of your MIP payment into the plan. You will soon receive your package with information for enrollment in this plan.

The Home Depot offers an extensive benefits program for our associates and their dependents. Generally, the insurance coverage begins on your employment date with the Company. After 90 days of continuous service, you are also eligible to participate in The Home Depot FutureBuilder, a 401(k) and Stock Ownership Plan. For full details on our various benefits, please review the enclosed benefits summary.

In addition to the standard benefits for salaried associates, as an officer of the Company, you will be eligible to participate in the Supplemental Executive Choice Program. Under this program, you will receive a supplemental benefit allowance of $42,500 for participation through the end of the current calendar year, with an annual supplemental benefit allowance of $85,000 thereafter. You can use this annual allowance to purchase additional disability or life insurance benefits, personal excess liability insurance, or place in a retiree savings account, or you can use it to reimburse yourself for a vehicle, financial services or health care expenses not covered under our standard health plans. You will soon receive your personalized Supplemental Executive Choice Program package for enrollment in this plan.

Our standard vacation policy will be waived and you will be entitled to four (4) weeks of vacation during each anniversary year of employment with the Company. Should you leave employment of the Company at any time you will be paid for unused vacation strictly in accordance with the Company’s standard vacation policy.

The terms of the MIP and other benefits set forth herein are subject to future modification or termination at the Company’s discretion. All compensation and benefits are subject to any required tax withholding.

You agree that you shall not, without the prior express written consent of the Executive Vice President - Human Resources of The Home Depot, Inc., engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company, or its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

You have stated that you have not agreed to and are not subject to any covenant not to compete with any prior employer that would prevent you from working for Home Depot.

You understand that it is not the intention of Home Depot to receive or obtain any trade secrets of others. Accordingly, you agree that you will not disclose or use during the period of your employment with Home Depot any proprietary information or confidential information which you may have acquired because of employment with an employer other than Home Depot. Further, you agree that you will not bring Home Depot any documents in any form containing proprietary or confidential information from a prior employer. In the event your employment with Home Depot is terminated for any reason, you agree not to disclose any proprietary or confidential information of Home Depot, its parents, subsidiaries, affiliates, or related entities to any future employer or third party or to take any such information, regardless of whether the information is printed, written, or electronic form.

Teresa Roseborough
September 28, 2011

You acknowledge that during your employment with the Company, you will have access to and acquire the Company's privileged and confidential information on a wide range of issues and subject matter of concern to the Company, and that certain legal services or advice that you provide to a competitor after termination of your employment could create a conflict of interest with respect to the Company, as your former client, by using, relying on or disclosing this confidential information in violation of your ethical obligations. Accordingly, you will adhere to the Georgia legal ethics rules regarding conflicts of interest and confidentiality with respect to any competitor of the Company. Furthermore, you agree that, for twenty-four (24) months subsequent to the termination of your employment, you will not provide non-legal services, either directly or indirectly, to any competitor of the Company without the prior written consent of the Company, regardless of whether the services are provided through a direct employment or contractual relationship with a competitor, consulting firm, or any other entity that provides services to a competitor of the Company, its parents, subsidiaries, affiliates or related entities (collectively referred to as the “Company”), in the United States, Canada, Puerto Rico, Guam, Virgin Islands, Mexico, China, or any other location in which the Company conducts business prior to your termination date, without the prior written consent of the Executive Vice President - Human Resources of The Home Depot, Inc. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries affiliates, assigns, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); Amazon.com; RONA Inc.; B&Q; OBI; Homemart; Orient Home; Menard, Inc.; Ace Hardware; True Value Company; and Wal-Mart.

In the event you wish to enter into any relationship or employment providing non-legal services prior to the end of the above-referenced twenty-four month period which would be covered by the foregoing provisions, you agree to request permission from the Executive Vice President - Human Resources of the Company prior to entering any such relationship or employment. The Company may consent or not consent to the relationship or employment at its absolute discretion.

You agree that prior to the end of the thirty-six (36) month period subsequent to your termination, regardless of the reason for the termination, that you will not directly or indirectly solicit or encourage any person who is an employee of the Company, its parents, subsidiaries, affiliates or related entities to terminate his or her relationship with the Company, its parents, subsidiaries, affiliates or related entities or refer any such employee to anyone, without prior written approval from the Executive Vice President - Human Resources of the Company.

Notwithstanding anything in this letter to the contrary, any of the foregoing post-employment restrictive covenants that do not comply with Georgia Ethics Rule 5.4 shall not be applicable to you.

This is a conditional offer contingent on a background check and drug test results. As a condition to your employment, you must take and pass a drug test and pass the background check. A positive drug test result or failure to pass the background check will result in the denial of your employment. Drug testing must be done within 48 hours from receipt of this letter. Enclosed is information regarding your drug test.

Please note that you will also be required to complete an I-9 form at the commencement of your employment and that your continued employment will be conditioned upon your satisfactory completion of that form.

Teresa Roseborough
September 28, 2011

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time, and the Company reserves the right to terminate your employment with or without cause at any time. This letter supersedes any prior employment agreement or understandings, written or oral between you and the Company and contains the entire understanding of the Company and you with respect to the subject matter hereof.

This letter shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Delaware.

Teresa, we are pleased to extend this offer to you, and we are excited about the opportunities that your leadership will bring to this new role. We have enclosed a copy of this letter for your records. Please sign, date and return the original to us.

Sincerely,

/s/ Frank Blake

Frank Blake
Chairman & Chief Executive Officer

pc:    Tim Crow
Tim Hourigan

I accept this offer as Executive Vice President General Counsel and Corporate Secretary pursuant to the foregoing terms and conditions:

/s/ Teresa Roseborough                            10/5/2011
Teresa Roseborough                        Date Signed